EXHIBIT 10.48

200 Renaissance Center, MC 482-B14-D46, Detroit, MI. 48265

September 15, 2008

Samuel Ramsey

Re: Purchase Offer – GMAC Management LLC Class C Membership Interests

Dear Samuel:

GMAC LLC hereby offers to purchase your profit interests granted under the GMAC Management LLC Class C Membership Interests Plan (the “MPI Plan”). This is an offer at current fair market value that you may accept or decline. If you accept this Purchase Offer, all of your profit interests described below will be purchased by GMAC and you will receive a cash payment within 30 days of acceptance. Upon receipt of the Total Cash Payment, you will have no further rights or interests under the MPI Plan. In order to accept this Purchase Offer you must sign and return your acceptance within 30 days. You may only accept this Purchase Offer for all of your profit interests described herein. You may not accept on a partial basis.

By accepting this Purchase Offer, you agree that:

1.	At all times during your employment and within 24 months of the date of payment, even if your employment terminates, you shall not at any time, directly or indirectly, whether on behalf of yourself or any other person or entity, engage in a Competitive Activity. “Competitive Activity” shall mean an activity in which you engage directly or indirectly (whether as a principal, agent, partner, member, employee, investor, owner, consultant, board member or otherwise) that is in direct competition with GMAC LLC or any of its subsidiaries or affiliates in any of the States within the United States, or countries within the world, in which GMAC LLC or any of its subsidiaries or affiliates conducts business with respect to a business in which GMAC LLC or any of its subsidiaries or affiliates engaged or was preparing to engage during your employment and on the date of your termination of employment; provided, however, that an ownership interest of 1% or less in any publicly held company shall not constitute a Competitive Activity; and further provided, however, that you may be employed by or otherwise associated with a business or entity of which a subsidiary, division, segment, unit, etc. is in direct competition with GMAC LLC or any subsidiary or affiliate but as to which such subsidiary, division, segment, unit, etc. you have no direct or indirect responsibilities or involvement so long as you do not breach the covenant of confidentiality contained herein; and

2.	At all times during your employment and within 24 months of the date of payment, even if your employment terminates, you shall not at any time, directly or indirectly, whether on behalf of yourself or any other person or entity (i) solicit any client and/or customer of GMAC LLC or any subsidiary with respect to a Competitive Activity or (ii) solicit or employ any employee of GMAC LLC or any subsidiary, or any person who was an employee of GMAC LLC or any subsidiary during the 60-day period immediately prior, for the purpose of causing such employee to terminate his or her employment with GMAC LLC or such subsidiary; and

3.

At all times during your employment and at all times thereafter, you shall not disclose to anyone or make use of any trade secret or proprietary or confidential information of GMAC LLC, including such trade secret or proprietary or confidential information of any customer or client or other entity to which GMAC LLC owes an obligation not to disclose such information, which you acquire during your employment with GMAC LLC, including but not limited to records kept in the ordinary course of business, except:

(a)	as such disclosure or use may be required or appropriate in connection with your work as an employee of GMAC LLC; or

(b)	when required to do so by a court of law, by any governmental agency having supervisory authority over the business of GMAC LLC or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction to order you to divulge, disclose or make accessible such information; or

(c)	as to such confidential information that becomes generally known to the public or trade without your violation of this paragraph 3; or

(d)	to your spouse, attorney, and/or your personal tax and financial advisors as reasonably necessary or appropriate to advance your tax, financial and other personal planning (each an “Exempt Person”), provided, however, that any disclosure or use of any trade secret or proprietary or confidential information of GMAC LLC by an Exempt Person shall be deemed to be a breach of this paragraph 3 by you; and

4.	At all times during your employment and within 24 months of the date of payment, even if your employment terminates, you shall not make any statements or express any views that disparage the business reputation or goodwill of GMAC LLC and/or any of its subsidiaries, affiliates, investors, members, officers, or employees.

If you materially violate any provision contained in paragraphs 1 through 4, you will immediately repay GMAC LLC the entire Total Cash Payment and shall reimburse GMAC LLC for its legal fees and costs associated with recovery of the Total Cash Payment. Additionally, if you violate or threaten to violate any provision contained in paragraphs 1 through 4, GMAC LLC shall not have an adequate remedy at law. Accordingly, GMAC LLC shall be entitled to such equitable and injunctive relief, without the posting of a bond, as may be available to restrain you and any business, firm, partnership, individual, corporation or entity participating in the breach or threatened breach from the violation of the provisions of these paragraphs 1 through 4. Nothing in this Purchase Offer shall be construed as prohibiting GMAC LLC from pursuing any other remedies available at law or in equity for breach or threatened breach of these paragraphs 1 through 4, including the recovery of damages. If GMAC LLC is successful in enforcing its rights herein, you shall reimburse GMAC LLC for its legal fees and costs associated with such enforcement action.

By accepting this Purchase Offer, you also agree that if you voluntarily terminate your employment or if you are terminated for cause within one year of the cash payment, you will repay GMAC LLC the entire Total Cash Payment. If you voluntarily terminate or are terminated for cause after one year but within two years of the cash payment, you will repay GMAC 50% of the Total Cash Payment. Additionally, any severance payment you may receive during these time periods will be reduced by these repayment obligations on a comparable after-tax basis. A termination of employment for any other reason, such as death, disability, or a sale of your business unit, will not trigger a repayment obligation.

Subject to the above terms and conditions, GMAC LLC hereby offers to purchase the following profit interests at the purchase price described below:

11.00	bps series C-1

29.00	bps series C-2

11.00	bps series C-2A

Total Cash Payment	$2,320,000.00

Sincerely yours,

Anthony S. Marino
Group VP and Chief HR Officer

I ACCEPT AND AGREE TO THE TERMS AND CONDITIONS OF THIS PURCHASE OFFER AND HEREBY RELINQUISH ALL RIGHT, TITLE AND INTEREST WITH RESPECT TO ANY AND ALL PROFIT INTERESTS AND AWARD AGREEMENTS ASSOCIATED WITH THESE PROFIT INTERESTS DESCRIBED IN THIS PURCHASE OFFER. ADDITIONALLY, I AGREE TO ABIDE BY THE RESTRICTIVE COVENANTS AND OTHER TERMS AND CONDITIONS DESCRIBED IN THIS PURCHASE OFFER.

/s/ Samuel Ramsey	September 15, 2008
Samuel Ramsey	Date